[GRAPHIC  OMITED]


                                                                        Contact:
                                                                  Curt Stoelting
                                                                             CEO
                                                                ph: 630-633-3408
                                                                              or
                                                                     Jody Taylor
                                                                             CFO
                                                                ph: 630-633-3151




                         RC2 REPORTS 2003 FIRST QUARTER;
          Completes Acquisition and Debt Refinancing during the Quarter

Bolingbrook, IL - April 29, 2003 - RC2 Corporation (NASDAQ:RCRC), formerly Racing Champions Ertl Corporation, today announced its results for the first quarter ended March 31, 2003. Net income was $2.9 million or $0.17 per diluted share in the 2003 first quarter as compared with $2.8 million or $0.18 per diluted share in the year ago first quarter. Results for the quarter ended March 31, 2003 include Learning Curve International, Inc. (Learning Curve) beginning on March 1, 2003. As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve.

FIRST  QUARTER  OPERATING  RESULTS
----------------------------------
Net sales for the first quarter increased by 3.1% to $42.4 million compared with $41.1 million for the first quarter a year ago. This sales increase was primarily attributable to the addition of the Learning Curve business for the month of March. Sales increases occurred in our traditional children's toys and collectible figures categories, but these were partially offset by decreases in our other product categories. (Refer to the attached supplemental sales reporting schedule.) The largest sales dollar decrease occurred in our automotive, high performance and racing vehicle replica category. Sales also declined in the agricultural, construction and outdoor sports vehicle replica category, as well as in our sports trading cards/racing apparel and souvenirs category. Gross margin increased to 53.2% from 50.2%, primarily due to favorable product sales mix. Selling, general and administrative expenses as a percentage of net sales were 41.7% in 2003 compared with 37.9% in 2002. The increase in selling, general and administrative expenses was primarily due to the addition of the Learning Curve business for the month of March. Operating income remained relatively constant at $4.7 million, but as a percentage of net sales, decreased slightly to 11.1% of net sales from 11.6% in the prior year first quarter.

ADDITIONAL  FIRST  QUARTER  INFORMATION
---------------------------------------
Net sales excluding the results of Learning Curve, decreased by $5.9 million versus the prior year first quarter. While there were increases and decreases for various products offsetting in each of our categories, the overall decrease was primarily due to lower sales of racing vehicle replicas which were lower by approximately $3.3 million and AMT(R) and Body Shop(TM) model kits which were lower by approximately $2.5 million. The decrease in racing vehicle replicas represents a decline of approximately 50%, a trend we believe will continue throughout 2003. Racing apparel and trading cards are expected to sell at similar levels to those in the prior year. We expect racing products to represent less than 15% of net sales in 2003. Model kit sales are expected to increase in the second half of 2003 based on new product introductions. Learning Curve's results in March of 2003 increased net sales by $7.1 million, increased net income slightly and had no impact on earnings per share.

LEARNING  CURVE  ACQUISITION  AND  DEBT  REFINANCING
----------------------------------------------------
During the quarter, the Company successfully completed its acquisition of Learning Curve for approximately $104.4 million in cash, excluding transaction expenses and 666,666 shares of the Company's common stock. As a condition of the purchase agreement and to provide the holders with liquidity to pay income taxes resulting from the acquisition, the Company plans to file a Form S-3 registration statement covering 20% of the total shares issued in the acquisition. In conjunction with the closing of the acquisition, the Company also refinanced its bank debt. The new $140.0 million credit facility has a three-year term and is provided by a group of seven banks led by Harris Trust and Savings Bank, a subsidiary of the Bank of Montreal. The Company's debt balance at March 31, 2003 was $115.0 million.

COMMENTARY
----------
Curt Stoelting, Chief Executive Officer, commented, "Despite soft sales in our existing product lines, we were pleased with our earnings performance and in our ability to complete the Learning Curve acquisition during the quarter. Our team has done an excellent job of improving margins and controlling expenses while planning and executing a very meaningful acquisition. We continue to be faced with slow retail sales and a soft economic environment. As expected, these trends have created a lowering and what we think is a shifting of order patterns versus prior periods. We continue to see very cautious spending by customers in all channels of distribution."

Stoelting continued, "In the second half of 2003, we expect to see positive results from both the Learning Curve acquisition and from our new product offerings. We expect momentum from our new products to build throughout the year with the largest impact in the second half of 2003. Our The Fast and The Furious product line continues to represent a significant opportunity. During the first quarter we continued shipping the 1:64 scale die-cast vehicles that we launched late in the fourth quarter of 2002. Our sales from this product during the first quarter were approximately $1.9 million. In the second and third quarters, we are adding new 1:64 scale cars and paint schemes and shipping the initial 1:18 scale and 1:24 scale die-cast vehicle replicas and model kits as well as our new toy products which include car launchers and side-by-side racing track sets. Additionally, as the 2 Fast 2 Furious movie release date approaches in June, we plan to introduce exclusive replicas of the cars featured in the new movie. Finally, Harley-Davidson replicas and toys and Joyride Studio's collectible figures continue to gain penetration into the market."

"We are excited about the opportunities that Learning Curve presents. Even though we closed the acquisition less than two months ago, we are making great strides in integrating the two

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
businesses and expect to begin realizing integration cost savings in the current 2003 second quarter. Beyond cost savings, we continue to be impressed by the quality of the Learning Curve management and team members, by the strength of the Thomas the Tank Engine, Lamaze and other Learning Curve brands and by the potential opportunities for creating new innovative products, expanding sales in all channels of distribution and leveraging existing and new licenses and brands."

Stoelting added, "As many of you know, we announced that we had changed the name of the Company earlier this month. We believe our new name, RC2, is a broader reflection of what the Company's business currently represents and provides us with ample opportunity to grow and expand our business."

FINANCIAL  OUTLOOK
------------------
For 2003, the Company plans to increase sales from the introductions of new products, the full year impact of new product lines launched in the second half of 2002 and the inclusion of Learning Curve. Sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introduction of new products and product lines and are impacted by overall economic conditions including consumer retail spending. Based on higher sales volumes, the Company plans to increase operating profit by further leveraging fixed operating expenses, which could allow earnings per share to grow faster than net sales. As previously stated and including results from Learning Curve, the Company has targeted potential 2003 earnings per share increases of 19% to 25% and expects that its sales seasonality will increase due to shifts in customer ordering patterns and the acquisition of Learning Curve. These factors could result in most of the potential earnings per share increases occurring in the second half of 2003.

COMPANY  DESCRIPTION
--------------------
RC2  (WWW.RC2CO.COM)  is  a  leading  producer  and  marketer  of  high quality,
      -------------
innovative collectibles and toys targeted at adult collectors and children. The Company's diverse product offerings include: agricultural, construction and outdoor sports vehicle replicas; automotive, high performance and racing vehicle replicas; traditional children's toys; sports trading cards, racing apparel and souvenirs; and collectible figures. These products are sold under the Company's market-focused brand names, including Racing Champions(R), Ertl(R), Ertl Collectibles(R), Learning Curve, American Muscle(TM), AMT(R), W. Britain(R), Press Pass(R), Eden(R), Feltkids(R) and JoyRide Studios(TM). The Company supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from John Deere, Harley-Davidson, Hit Entertainment, Lamaze, Case, Polaris, Honda, Caterpillar, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Universal Studios, Warner Brothers, DIC Entertainment, Nintendo, Sega, Electronic Arts and Microsoft. The Company's products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 20,000 retail outlets located in North America, Europe and Asia Pacific.



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
EARNINGS  CONFERENCE  CALL  INFORMATION
---------------------------------------
The Company's quarterly earnings conference call will be held at 4:45 p.m. EST on Tuesday, April 29, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.companyboardroom.com or www.vcall.com at least fifteen minutes early to
------------------------      -------------
register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

FORWARD-LOOKING  STATEMENTS
---------------------------
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may,'' "plans," "potential," "should," "will," "could" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience difficulties in integrating its acquisition of Learning Curve; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company's warehouse and/or customers' warehouses; customers and consumers may not accept those products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


                               - Table to Follow -


                        RC2 Corporation and Subsidiaries
                       Consolidated Statements of Earnings
                      (In thousands, except per share data)


                                              THREE MONTHS ENDED MARCH 31,
                                              ----------------------------
                                                     2003          2002
                                                 ------------  ------------
                                                 (Unaudited)   (Unaudited)
Net sales . . . . . . . . . . . . . . . . . . .  $    42,352   $   41,086
Cost of sales (1) . . . . . . . . . . . . . . .       19,802       20,479
                                                 ------------  ------------
Gross profit. . . . . . . . . . . . . . . . . .       22,550       20,607
Selling, general and administrative expenses(1)       17,641       15,575
                                                 ------------  ------------
Operating income. . . . . . . . . . . . . . . .        4,909        5,032
Interest expense. . . . . . . . . . . . . . . .          360          645
Other income. . . . . . . . . . . . . . . . . .         (140)        (360)
                                                 ------------  ------------
Income before income taxes. . . . . . . . . . .        4,689        4,747
Income tax expense. . . . . . . . . . . . . . .        1,782        1,899
                                                 ------------  ------------
Net income. . . . . . . . . . . . . . . . . . .  $     2,907   $    2,848
                                                 ============  ===========

(1) Depreciation expense was approximately $2.6 million and $2.3 million for the quarters ended March 31, 2003 and 2002, respectively


EPS:
Net income per share
         Basic. . . . . . . . . . .  $  0.17  $  0.19
         Diluted. . . . . . . . . .  $  0.17  $  0.18
Weighted average shares outstanding
         Basic. . . . . . . . . . .   16,666   14,625
         Diluted. . . . . . . . . .   17,551   15,700


                                        SELECTED CONSOLIDATED BALANCE SHEET DATA

                                        MARCH 31, 2003    DECEMBER 31, 2002    MARCH 31, 2002
                                       ----------------  -------------------  ----------------
                                         (Unaudited)         (Unaudited)        (Unaudited)
Cash and cash equivalents . . . . . .  $         20,410  $            17,104  $         15,630
Trade accounts receivable, net. . . .            41,557               30,911            27,474
Inventory . . . . . . . . . . . . . .            44,505               23,563            18,933
Accounts payable and accrued expenses            43,444               33,132            31,854
Line of credit. . . . . . . . . . . .            55,000                8,000                 -
Notes payable . . . . . . . . . . . .            60,000                    -            58,000
Stockholders' equity. . . . . . . . .  $        181,508  $           170,881  $        120,524

General  Notes:
(a)  Results  for  the  quarter  ended  March  31,  2003  include Learning Curve
     International,  Inc.  beginning  on  March 1, 2003. As this acquisition was accounted  for  using the purchase method, periods prior to the acquisition effective  date  do  not  include  any  results  for  Learning  Curve.
(b)  Certain  prior  year  amounts  have  been  reclassified  to  conform  to the current year presentation.

                        RC2 Corporation and Subsidiaries
                          Supplemental Sales Reporting




(in thousands) (unaudited)
                                                 Quarter ended    Quarter ended
Net sales by Category:                          March 31, 2003   March 31, 2002
                                                ---------------  ---------------
Automotive, high performance and racing
vehicle replicas . . . . . . . . . . . . . . .  $        14,546  $        18,783
Traditional children's toys. . . . . . . . . .           11,188            5,548
Agricultural, construction and outdoor sports
vehicle replicas . . . . . . . . . . . . . . .            8,118            8,652
Sports trading cards and racing apparel and
souvenirs. . . . . . . . . . . . . . . . . . .            6,359            6,555
Collectible figures. . . . . . . . . . . . . .            1,700            1,172
Other. . . . . . . . . . . . . . . . . . . . .              441              376
                                                ---------------  ---------------
     Net sales . . . . . . . . . . . . . . . .  $        42,352  $        41,086

Net sales by Channel:
Chain retailers. . . . . . . . . . . . . . . .  $        16,459  $        14,782
Specialty and hobby wholesalers and retailers.           14,970           12,859
OEM dealers. . . . . . . . . . . . . . . . . .            5,205            6,666
Corporate promotional. . . . . . . . . . . . .            2,792            3,912
Direct to consumers. . . . . . . . . . . . . .            2,562            2,557
Other. . . . . . . . . . . . . . . . . . . . .              364              310
                                                ---------------  ---------------
     Net Sales . . . . . . . . . . . . . . . .  $        42,352  $        41,086






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